UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
MERRILL LYNCH & CO., INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-2740599

(State of Incorporation or Organization)	(I.R.S. Employer
Identification no.)

4 World Financial Center
New York, New York	10080

(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Depositary Shares, each representing a 1/40th interest in a share of 6.70% Noncumulative Perpetual Preferred Stock, Series 6	New York Stock Exchange

Depositary Shares, each representing a 1/40th interest in a share of 6.25% Noncumulative Perpetual Preferred Stock, Series 7	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☑	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☐

Securities Act registration statement file number to which this form relates: 333-142690

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered
Item 2. Exhibits
SIGNATURE
EX-4.1: Form of certificate of designation - 6.70% Noncumulative Perpetual Preferred Stock, Series 6
EX-4.2: Form of certificate of designation - 6.25% Noncumulative Perpetual Preferred Stock, Series 7
EX-4.5: Form of certificate - 6.70% Noncumulative Perpetual Preferred Stock, Series 6
EX-4.6: Form of certificate - 6.25% Noncumulative Perpetual Preferred Stock, Series 7
EX-99.1: Form of depositary receipt - 6.70% Noncumulative Perpetual Preferred Stock, Series 6
EX-99.2: Form of depositary receipt - 6.25% Noncumulative Perpetual Preferred Stock, Series 7

INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1. Description of Registrant’s Securities to be Registered
             The description of the general terms and provisions of the 6.70% Noncumulative Perpetual Preferred Stock, Series 6, par value $1.00 per share (the “Series 6 Preferred Stock”), and of the 6.25% Noncumulative Perpetual Preferred Stock, Series 7, par value $1.00 per share (the “Series 7 Preferred Stock”), of Merrill Lynch & Co., Inc. (the “Registrant”) as well as the description of the Registrant’s depositary shares representing a 1/40th interest in a share of the Series 6 Preferred Stock and the Series 7 Preferred Stock, respectively, to be registered hereunder is incorporated herein by reference to the descriptions included under the captions “New Merrill Lynch Preferred Stock to be Issued in the Merger” and “Depositary Shares Representing New Merrill Lynch Preferred Stock” in the proxy statement/prospectus filed on June 22, 2007 and included as part of the Registrant’s registration statement on Form S-4 (Registration No. 333-142690) filed with the Securities and Exchange Commission (the “SEC”) May 8, 2007 and amended on June 8, 2007 and June 21, 2007 in connection with the merger of First Republic Bank with and into Merrill Lynch Bank & Trust Co., FSB, a wholly owned subsidiary of the Registrant.
Item 2. Exhibits.
3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated November 14, 2005).

3.2	Registrant’s Amended and Restated By-laws (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated May 15, 2007).

4.1	Form of Certificate of Designation establishing the rights, privileges, qualifications, restrictions and limitations of the Series 6 Preferred Stock.*

4.2	Form of Certificate of Designation establishing the rights, privileges, qualifications, restrictions and limitations of the Series 7 Preferred Stock.*

4.3	Deposit Agreement, dated as of January 28, 2004, between First Republic Bank, Mellon Investor Services LLC, as depositary, and the Holders from Time to Time of Depositary Receipts (incorporated by reference to Exhibit 4.4 of the Registrant’s registration statement on Form S-4 filed with the SEC on May 8, 2007).

4.4	Deposit Agreement, dated as of March 18, 2005, between First Republic Bank, Mellon Investor Services LLC, as depositary, and the Holders from Time to Time of Depositary Receipts (incorporated by reference to Exhibit 4.5 of the Registrant’s registration statement on Form S-4 filed with the SEC on May 8, 2007).

4.5	Form of certificate representing the Series 6 Preferred Stock.*

4.6	Form of certificate representing the Series 7 Preferred Stock.*

99.1	Form of depositary receipt for the Series 6 Preferred Stock.*

99.2	Form of depositary receipt for the Series 7 Preferred Stock.*
* Filed herewith.

SIGNATURE
               Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MERRILL LYNCH & CO., INC.
Date: September 21, 2007	By:	/s/ John J. Thurlow
Name: John J. Thurlow
		Title:	Assistant Treasurer